Room 4561
							June 7, 2005

Richard Connelly
Chief Financial Officer
Citadel Security Software Inc.
Two Lincoln Centre, Suite 1600
5420 LBJ Freeway
Dallas, Texas 75240

      Re:	Citadel Security Software Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
      File no. 0-33491

Dear Mr. Connelly,

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Craig Wilson
							Senior Assistant Chief
Accountant

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